Exhibit 99.1

PRESS RELEASE

Resolute Announces Indefinite Idling

of Paper Machine at its Calhoun Mill

MONTREAL, CANADA, March 12, 2013 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) announced today the indefinite idling of a newsprint machine at its Calhoun mill in Tennessee. The idling comes as a result of a decrease in demand for newsprint, coupled with high operating costs for the machine, which produced 215,000 metric tons per year. The decision follows Resolute’s March 11 acquisition of the 49% interest in Calhoun Newsprint Company (“CNC”) owned by The Herald Publishing Company, LLC, its joint-venture partner.

The Calhoun mill, which presently employs 610 workers, will continue to operate the two specialty paper machines and the pulp dryer. The announcement will affect approximately 150 positions at the mill.

The Company recognizes the impacts this decision will have on the employees concerned and their families. Severance will be provided to affected employees according to the local labor agreement or the corporate policy for salaried employees. Outplacement assistance will be made available through government agencies.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards, including 65% certified to the Forest Stewardship Council® (FSC®) standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World

Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

Contacts

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Debbie Johnston Director, U.S. Public Affairs 817 561-4338 debbie.johnston@resolutefp.com